Filed Pursuant to Rule 424(b)(3)

Registration No. 333-201481

Prospectus Supplement No. 2

(to Prospectus dated February 18, 2015)

CHANTICLEER HOLDINGS, INC.

Up to 8,500,000 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for such Shares at $2.00 per Full Share

This prospectus supplement no. 2 supplements the prospectus dated February 18, 2015, and prospectus supplement no. 1 dated February 20, 2015, relating to the offering of subscription rights to purchase up to 8,500,000 shares of our common stock. The subscription rights are being offered to holders of record of our common stock as of 4:00 p.m., New York City time, on February 25, 2015.

On March 16, 2015, we filed with the Securities and Exchange Commission a Current Report on Form 8-K to announce that we have extended the expiration date of the rights offering to 5:00 p.m. New York City time on March 16, 2015. We are filing this prospectus supplement to update and supplement the information included or incorporated by reference in the prospectus dated February 18, 2015, as supplemented by prospectus supplement no. 1 dated February 20, 2015, with the information contained in the Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus dated February 18, 2015, as supplemented by prospectus supplement no. 1 dated February 20, 2015, and may not be delivered or utilized without the prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19 of the prospectus as well as the risk factors and other information in any documents we incorporate by reference into the prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2015

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226
(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 16, 2015, Chanticleer Holdings, Inc. issued a press release announcing that its previously announced rights offering subscription period has been extended one day to 5:00 PM EDT, today, Monday, March 16, 2015.

A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

99.1	Press Release dated March 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: March 16, 2015	By: /s/ Michael D. Pruitt Name: Michael D. Pruitt Title: Chief Executive Officer

Exhibit 99.1

Chanticleer Holdings Has Received Over $6,400,000 in Subscriptions; Set to Close Better

Burger Concept BGR: The Burger Joint; Announces Extension of Rights Offering

Expiration Date to 5:00 PM EDT on Monday, March 16, 2015

CHARLOTTE, NC – Monday, March 16, 2015 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) (“Chanticleer Holdings” or the "Company"), owner and operator of multiple restaurant brands internationally and domestically, announced that its previously announced rights offering subscription period has been extended one day to 5:00 PM EDT, today, Monday, March 16, 2015.

“We are extremely pleased with the initial success of the rights offering which has provided us with the capital to close the acquisition of BGR: The Burger Joint, a better burger concept well-known in the Maryland/Washington, D.C./Virginia area, immediately adding twenty locations to the portfolio and over eighty franchise locations under development. The Company also anticipates closing the acquisition of the other better-burger concept currently under letter of intent. After the close of the subscription period, we were notified that certain shareholder orders were still pending and we are extending the rights offering to 5:00 p.m. EDT today to accommodate those shareholders,” said Mike Pruitt, CEO of Chanticleer Holdings, Inc.

Chanticleer Holdings has thus far received over $6,400,000 in subscriptions for over 3,200,000 shares of Common stock. Right Holders who fully exercise their basic subscription rights may oversubscribe for additional shares of common stock (subject to the availability and pro rata allocation) for all remaining unsubscribed rights. The non-transferable subscription rights entitle all holders to purchase one share of common stock per each basic subscription right at an exercise price of $2.00 per share and over-subscription rights to subscribe for all rights that remain unsubscribed. The number of shares subscribed for is subject to reduction as a result of “Tax Attribute Considerations” as described in the prospectus. The non-transferable subscription rights may not be sold. The basic subscription rights and over-subscription rights may only be exercised during the subscription period. See calendar below:

Monday, March 16, 2015 Rights Offering Subscription Period Extension Expires @ 5:00 PM ET

Requests for copies of the prospectus or questions from shareholders relating to the rights offering may be directed to the information agent for the rights offering, as follows:

Rights Information Agent:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, NY 10022

Phone 212.297.0720 or 877.869.0171

hotr@okapipartners.com

The rights offering is being made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The Company’s prospectus and SEC filings may be found by clicking on the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001106838&owner=exclude&count=40&hidefilings=0

The Company has entered into a dealer manager and placement agent agreement for the rights offering with Source Capital Group, Inc.

About Source Capital Group, Inc.

The Investment Banking Group at Source Capital offers a wealth of Wall Street experience through its seasoned professionals to the underserved small cap company sector and start-up companies as well. They have successfully funded both public and private companies. Source Capital Group offers equity and debt financing to help further the growth of companies that are often overlooked by the larger investment banking firms. Structured finance vehicles have also been used to achieve the needs of larger companies, while creating specific advantages that enhance their balance sheets. Source Capital Group began as an independent firm specializing in small to medium-sized investment banking transactions. Since 1992, it has grown into a full-service financial institution, while adhering to the highest standards of quality and integrity.

About Chanticleer Holdings, Inc

Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. Chanticleer Holdings is a franchisee owner of Hooters® restaurants in international markets including Australia, South Africa, and Europe and two Hooters restaurants in the United States. The Company also owns and operates American Burger Co. and owns a majority interest in Just Fresh restaurants in the U.S. Chanticleer Holdings expects to acquire BGR: The Burger Joint with proceeds from the Rights Offering.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

Google+: https://plus.google.com/u/1/b/118048474114244335161/118048474114244335161/posts

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information:

Chanticleer Holdings, Inc.
Investor Relations
Phone 704.366.5122
ir@chanticleerholdings.com

Investor Relations

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com